__________

PROMISSORY NOTE

Between:

STREAM COMMUNICATIONS LTD.

And:

TROOPER TECHNOLOGIES INC.

Trooper Technologies Inc.
Commerce Place, P.O. Box 20
Suite 1020 - 400 Burrard Street
Vancouver, British Columbia, V6C 3A6

__________

PROMISSORY NOTE

TO THE SECURED LOAN AGREEMENT
Between the BORROWER and the LENDER
Aggregate Principal Sum of up to U.S. $1,050,000

Principal: Up to U.S. $1,050,000.

Made at Vancouver, British Columbia.

Maturing: As stated hereinbelow.

THIS PROMISSORY NOTE is provided, dated and made effective as of the 31 day of March, 2000 (the "Effective Date").

FROM:

Stream Communications Ltd., a company duly incorporated under the laws of Poland and having an address for notice and delivery located at Al. 29 Listopada 130, 31-406 Krakow, Poland

(the "Borrower");

TO:

TROOPER TECHNOLOGIES INC., a company duly incorporated under the laws of the Province of British Columbia and having an address for notice and delivery located at Commerce Place, P.O. Box 20, Suite 1020 - 400 Burrard Street, Vancouver, British Columbia, V6C 3A6

(the "Lender").

FOR VALUABLE CONSIDERATION, receipt whereof is hereby acknowledged, the undersigned, Borrower, hereby promises to pay to the Lender, or the holder of this promissory note (the "Promissory Note"), in accordance with the terms and conditions referenced herein, the aggregate principal sum of up to one million and fifty thousand dollars (U.S. $1,050,000) in lawful money of the United States of America (hereinafter referred to as the "Principal Sum") together with interest accruing thereon and commencing on the above-referenced Effective Date of this Promissory Note at the rate of ten percent (10%) per annum, compounded semi-annually and not in advance (herein the "Interest") prior to maturity; any such Interest to be payable in full to the Lender on repayment of the Principal Sum in the manner as set forth hereinbelow.

The Principal Sum, together with Interest thereon as specified above, is hereby irrevocably and unconditionally due and payable by the Borrower to the Lender at or before 5:00 p.m. (Vancouver time) on the day which is not less than one year from the above-referenced Effective Date and no more than five business days following the day upon which the Lender heretofore makes written demand of the Borrower for the repayment of all or any portion of the Principal Sum and Interest monies which have been advanced and are owing under this Promissory Note.

This Promissory Note may be prepaid in whole or in part without penalty.

The holder of this Promissory Note may, from time to time, grant written indulgences with respect to certain payment amounts or periods but such indulgences will not in any way affect the undersigned's liability upon this Promissory Note nor will such indulgences vary any other term to which indulgence has not specifically been granted. No indulgence will be enforceable against the holder unless granted in writing.

The undersigned hereby waives demand, presentment for payment, notice of non-payment and protest.

If any provision of this Promissory Note is held to be invalid, illegal or unenforceable, then such will not affect or impair the validity, legality or enforceability of the remaining provisions.

WITNESS the hand of the authorized representative of the undersigned Borrower given under seal on the day and year first above written.

The COMMON SEAL of
STREAM COMMUNICATIONS LTD.,
the Borrower herein,
was hereunto affixed in the presence of:
/s/ Dobroslaw Ploskonka /s/ Adam Wojcik
Authorized Signatory